Exhibit 1

OI S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Fitch rating

Oi S.A. (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) (the “Company”) discloses to its shareholders and the market in general that Fitch announced today its review of the credit rating attributed to the Company, downgrading the long-term rating from BBB to BBB-. The outlook remains negative.

Rio de Janeiro, August 16, 2013.

Bayard De Paoli Gontijo

Investor Relations Officer

Oi S.A